FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Announces Selected Preliminary Fiscal 2015 Financial Results

PHILADELPHIA, PA, March 7, 2016 – FS Energy and Power Fund (FSEP), a business development company (BDC) that invests primarily in private middle market companies in the U.S. energy and power industry, announced selected preliminary estimates of its financial condition and results of operations for the year ended December 31, 2015.

Selected Preliminary Fiscal 2015 Financial Results

Set forth below are selected preliminary estimates of FSEP’s financial condition and results of operations for the year ended December 31, 2015. These estimates are subject to the completion of FSEP’s financial closing procedures and are not a comprehensive statement of FSEP’s financial results for the year ended December 31, 2015. FSEP’s actual results may differ materially from these estimates as a result of the completion of its financial closing procedures, final adjustments and other developments arising between now and the time that FSEP’s financial results for the year ended December 31, 2015 are finalized.

FSEP’s net asset value per share as of December 31, 2015 is estimated to be between $6.48 and $6.53.

FSEP’s net investment income per share for the year ended December 31, 2015 is estimated to be between $0.65 and $0.70.

As of December 31, 2015, FSEP had approximately $1.0 billion of aggregate debt outstanding.

FSEP paid regular cash distributions to shareholders totaling approximately $0.71 per share during the year ended December 31, 2015.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO Capital Partners LP (GSO). GSO, with approximately $79.1 billion in assets under management as of December 31, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $17.0 billion in assets as of September 30, 2015 and is the largest manager of BDC assets with approximately $15.7 billion in BDC assets as of September 30, 2015.

Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward Looking Statements and Important Disclosures

This announcement may contain certain forward-looking statements, including statements with regard to future performance or operations of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC. FSEP undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The preliminary financial data included herein have been prepared by, and is the responsibility of, management of FSEP. FSEP’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, FSEP’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in any of the funds sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

FSEP’s previous distributions to shareholders were funded in significant part by the reimbursement of certain expenses, including through the waiver of certain investment advisory fees, that are subject to repayment to its affiliate, Franklin Square, and its future distributions may be funded from such waivers and reimbursements. Significant portions of these distributions were not based on FSEP’s investment performance and such waivers and reimbursements by Franklin Square may not continue in the future. The payment of future distributions on FSEP’s common shares is subject to the sole discretion of FSEP’s board of trustees and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.